UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2020

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35832	46-1932921
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12010 Sunset Hills Road, Reston, VA 20190

(Address of Principal Executive Offices) (Zip Code)

(703) 676-4300

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	SAIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information required by this item is included in Item 2.03 below and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On March 13, 2020, Science Applications International Corporation (the “Company”) completed its previously announced acquisition (the “Acquisition”) of Unisys Federal (the “Business”), an operating unit of Unisys Corporation (“Unisys”), pursuant to an Asset Purchase Agreement, dated as of February 5, 2019 (the “Asset Purchase Agreement”) by and between the Company and Unisys. The Business provides infrastructure modernization, cloud migration, managed services, and enterprise IT-as-a-service solutions to U.S. federal civilian agencies and the Department of Defense. The Company’s entry into the Asset Purchase Agreement was previously announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2020 (the “Prior 8-K”).

The Acquisition closed upon the occurrence of the closing conditions contained in the Asset Purchase Agreement, including, among others, clearance under the Hart-Scott-Rodino Act and delivery by Unisys of certain audited 2019 year-end financial statements of the Business in compliant form. As aggregate consideration for the Business, the Company assumed certain liabilities of the Business and paid an amount equal to approximately $1.2 billion in cash funded in part through proceeds obtained under a senior secured $600 million Term Loan B2 (as defined below) and the issuance of $400 million aggregate principal amount of 4.875% Senior Notes due 2028 (the “Notes”), each as described in Item 2.03 below. The Company funded the remaining portion of the consideration and estimated fees and expenses associated therewith using cash on its balance sheet and proceeds from the sale of receivables under its receivable factoring facility. The aggregate purchase price is subject to a further true-up after closing.

The foregoing description of the Asset Purchase Agreement and the Acquisition is not complete and is subject to and qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which was attached as Exhibit 2.1 to the Prior 8-K and the terms of which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment to Credit Agreement

Contemporaneously with the closing of the Acquisition, the Company entered into a Second Amendment (the “Second Amendment”) to the Company’s Third Amended and Restated Credit Agreement (as amended prior to the Second Amendment, the “Credit Agreement”), dated October 31, 2018, with Citibank, N.A. (“Citibank”) as administrative agent and collateral agent, and certain other agents and lenders party thereto, which among other things, established a new senior secured term loan “B” credit facility commitment in the amount of $600 million (the “Term Loan B2”). In connection with the Acquisition, the Company borrowed the entire amount of the Term Loan B2 subject to an original issue discount of $6.0 million. The remaining net proceeds were immediately used by the Company to pay a portion of the Acquisition purchase price and to pay estimated fees and expenses associated with the Acquisition, with the balance retained by the Company to be used for general corporate purposes.

The Term Loan B2 is secured by substantially all of the assets of the Company and the Company’s wholly owned domestic subsidiaries, and is guaranteed by each of the Company’s wholly owned domestic subsidiaries. The Term Loan B2 will bear interest at a variable rate of interest based on LIBOR or a base rate, plus, an applicable margin of 2.25% for LIBOR loans and 1.25% for base rate loans. Pursuant to the “most favored nation” clause of the Credit Agreement applicable to the Company’s existing Tranche B Loans, the applicable margin for the Tranche B Loans was increased pursuant to the Second Amendment from 1.75% to 1.875% for LIBOR loans and from 0.75% to 0.875% for base rate loans.

Borrowings under the Term Loan B2 will amortize quarterly beginning on April 30, 2020 at 0.25% of the original borrowed amount thereunder. The Term Loan B2 will also be subject to the same mandatory prepayments, including from excess cash flow, as the Company’s existing term loans under the Credit Agreement. The Term Loan B2 will mature and be due and payable in full on March 13, 2027. In the event any portion of the Term Loan B2 is repaid prior to September 13, 2020 with the proceeds of certain types of new indebtedness, the Company will be required to pay a 1.00% fee of the amount repaid.

The Term Loan B2 will be subject to the same covenants and events of default as the Company’s existing Tranche B Loans. The Second Amendment also contains certain other minor and conforming amendments. The remaining terms of the Credit Agreement are unchanged.

The foregoing summary description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the terms of the Second Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Offering of Notes and Indenture

On March 13, 2020, the Company closed its previously announced private offering of Notes. The Company received net proceeds from the offering of approximately $393.6 million, after deducting the initial purchasers’ discount and estimated fees and offering expenses payable by the Company. The Company used the net proceeds from the Notes, cash on its balance sheet, borrowings under its Term Loan B2, and proceeds from the sale of receivables under its receivable factoring facility to finance the Acquisition and to pay estimated fees and expenses, with any remaining net proceeds retained by the Company to be used for general corporate purposes.

The Notes were issued pursuant to an Indenture, dated March 13, 2020 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee.

The Notes are the senior unsecured obligations of the Company and are fully and unconditionally guaranteed by each of the Company’s existing and future domestic subsidiaries that guarantee the Company’s obligations under its Credit Agreement and certain other indebtedness. The Indenture limits the ability of the Company and its subsidiaries (subject to certain exceptions and qualifications) to incur additional indebtedness, guarantee indebtedness or issue disqualified stock or preferred stock; pay dividends on or make other distributions in respect of, or repurchase or redeem, its capital stock; prepay, redeem or repurchase subordinated indebtedness; make loans and investments; sell or otherwise dispose of assets; incur liens securing indebtedness; enter into transactions with affiliates; enter into agreements restricting the Company’s subsidiaries’ ability to pay dividends to the Company or the Guarantors or make other intercompany transfers; consolidate, merge or sell all or substantially all of the Company’s or any Guarantor’s assets and designate the Company’s subsidiaries as unrestricted subsidiaries.

At any time prior to April 1, 2023, the Company may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date, plus an applicable “make-whole premium.” On or after April 1, 2023, the Company may redeem the Notes at its option, in whole at any time or in part from time to time at the redemption prices set forth in the Notes, plus accrued and unpaid interest, if any, to (but not including) the redemption date.

At any time on or prior to April 1, 2023, the Company may redeem up to 40% of the original aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 104.875% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to (but not including) the redemption date.

Upon the occurrence of certain events constituting a change of control, the Company may be required to make an offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase.

The Indenture contains customary events of default, which include (subject in certain cases to customary grace and cure periods) nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; certain events of bankruptcy or insolvency; failure to pay certain final judgments and failure of certain guarantees to be enforceable.

The foregoing summary description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the terms of the Indenture and the form of Notes included therein, copies of which are filed hereto as Exhibits 4.1 and 4.2, respectively, and incorporated by reference in this Current Report on Form 8-K.

This Current Report on Form 8-K is not intended to and does not constitute an offer to sell nor a solicitation for an offer to purchase any securities of the Company. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The Notes were sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

Item 7.01.	Regulation FD Disclosure.

On March 16, 2020, the Company issued a press release announcing the closing of the Acquisition, as discussed in Item 2.01 above, the text of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements of the Business required by this item will be filed by the Company no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by the Company no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit Number	Description of Exhibit

2.1

Asset Purchase Agreement, dated February 5, 2020, by and among Science Applications International Corporation, a Delaware corporation, and Unisys Corporation, a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2020).*

4.1	Indenture, dated March 13, 2020, by and among Science Applications International Corporation, the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 4.875% Senior Notes due 2028 (included in Exhibit 4.1).

10.1

Second Amendment, dated March 13, 2020, to Third Amended and Restated Credit Agreement, dated October 31, 2018 by and among Science Applications International Corporation, Citibank, N.A., as administrative agent and collateral agent, and certain other agents and lenders party thereto.*

99.1	Press Release, dated March 16, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and other similar attachments upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Science Applications International Corporation

Date: March 16, 2020

	By:	/s/ Steven G. Mahon
Steven G. Mahon
Executive Vice President, General Counsel and Corporate Secretary